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                                                                 EXHIBIT (a)(13)



                MOHAWK ACQUISITION CORP. COMMENCES TENDER OFFER
                                 FOR PSC INC.



   Skaneateles Falls, New York, June 19, 2000 -- Mohawk Corp. announced that its wholly owned subsidiary Mohawk Acquisition Corp. today commenced its previously announced tender offer to acquire all outstanding shares of Common Stock, Series A Convertible Preferred Stock and Warrants to acquire Common Stock of PSC Inc. (Nasdaq ticker symbol "PSCX"). The offer is being made pursuant to a merger agreement entered into on June 5, 2000 among Mohawk Corp, Mohawk Acquisition Corp. and PSC Inc. Mohawk Corp. and Mohawk Acquisition Corp. are affiliates of Welch Allyn Data Collection, Inc.

   The offer will expire at 12:00 midnight, New York City time, on Monday, July 17, 2000, unless it is extended. The offer is subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Act, receipt of satisfactory financing for the offer and other customary conditions.

   Questions may be directed to Innisfree M&A Incorporated, which is acting as Information Agent with respect to the Offer, at (212) 750-5833 or (888) 750-5834.

   Investors and security holders are advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer because they will contain important information. On June 19, 2000, the tender offer statement was filed by Mohawk Corp. and Mohawk Acquisition Corp. with the Securities and Exchange Commission, and the solicitation/recommendation statement was filed with the Commission by PSC Inc. Investors and security holders may obtain a free copy of these statements and other documents filed by Mohawk Corp., Mohawk Acquisition Corp. and PSC Inc. with the Commission at the Commission's web site at www.sec.gov. The tender offer statement and related offering materials may be obtained for free from Mohawk Acquisition Corp., 4341 State Street Road, P.O. Box 220, Skaneateles Falls, NY 13153-0220. The solicitation/recommendation statement and such other documents may also be obtained for free from PSC Inc. by directing such requests to: William J. Woodard, Vice President and Chief Financial Officer, PSC Inc., 675 Basket Road, Webster, NY 14580.



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